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Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
by and among
Genaissance Pharmaceuticals, Inc.
Brown Acquisition Corp.
and
Lark Technologies, Inc.
Dated as of December 18, 2003

i

ARTICLE VI	ADDITIONAL AGREEMENTS	32
6.1	No Solicitation	32
6.2	Joint Proxy Statement/Prospectus; Registration Statement	34
6.3	Quotation	35
6.4	Access to Information	35
6.5	Stockholders Meetings	35
6.6	Additional Agreements	36
6.7	Legal Conditions to the Merger	37
6.8	Public Disclosure	38
6.9	Section 368(a) Reorganization	38
6.10	Affiliate Legends	38
6.11	NASDAQ Stock Market Listing	38
6.12	Company Stock Plans and Company Warrants	38
6.13	Stockholder Litigation	39
6.14	Indemnification	39
6.15	Notification of Certain Matters	40
6.16	Exemption from Liability Under Section 16(b)	40
ARTICLE VII	CONDITIONS TO MERGER	41
7.1	Conditions to Each Party's Obligation To Effect the Merger	41
7.2	Additional Conditions to Obligations of the Buyer and the Transitory Subsidiary	41
7.3	Additional Conditions to Obligations of the Company	43
ARTICLE VIII	TERMINATION AND AMENDMENT	43
8.1	Termination	43
8.2	Effect of Termination	44
8.3	Fees and Expenses	45
8.4	Amendment	46
8.5	Extension; Waiver	46
ARTICLE IX	MISCELLANEOUS	47
9.1	Nonsurvival of Representations and Warranties	47
9.2	Notices	47
9.3	Entire Agreement	48
9.4	No Third Party Beneficiaries	48
9.5	Assignment	48
9.6	Severability	48
9.7	Counterparts and Signature	48
9.8	Interpretation	48
9.9	Governing Law	49
9.10	Remedies	49
9.11	Submission to Jurisdiction	49
9.12	WAIVER OF JURY TRIAL	49
Schedule A	Parties to Company Stockholder Agreements
Schedule B	Parties to Buyer Stockholder Agreements
Exhibit A	Form of Company Stockholder Agreement
Exhibit B	Form of Buyer Stockholder Agreement

TABLE OF DEFINED TERMS

Terms	Reference in Agreement
Acquisition Proposal	Section 6.1(f)
Adjusted Warrant	Section 6.12(d)
Affiliate	Section 3.2(d)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.1(b)
Antitrust Laws	Section 6.7(b)
Antitrust Order	Section 6.7(b)
Buyer	Preamble
Buyer Balance Sheet	Section 4.4(b)
Buyer Board	Section 4.3(a)
Buyer Common Stock	Section 2.1(c)
Buyer Disclosure Schedule	Article IV
Buyer Material Adverse Effect	Section 4.1
Buyer Preferred Stock	Section 4.2(a)
Buyer SEC Reports	Section 4.4(a)
Buyer Stockholder Agreements	Preamble
Buyer Stockholder Approval	Section 4.3(a)
Buyer Stockholders Meeting	Section 3.4(c)
Buyer Stock Plans	Section 4.2(b)
Buyer Voting Proposal	Section 3.4(c)
CERCLA	Section 3.12(f)
Certificate of Merger	Section 1.1
Certificates	Section 2.2(a)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Preamble
Company	Preamble
Company Balance Sheet	Section 3.4(b)
Company Board	Section 3.3(a)
Company Common Stock	Section 2.1(b)
Company Disclosure Schedule	Article III
Company Employee Plans	Section 3.13(a)
Company Insiders	Section 6.16(c)
Company Intellectual Property	Section 3.9(b)
Company Leases	Section 3.8(b)
Company Material Adverse Effect	Section 3.1(a)
Company Material Contracts	Section 3.10(a)
Company Permits	Section 3.15
Company Preferred Stock	Section 3.2(a)
Company SEC Reports	Section 3.4(a)
Company Stock Options	Section 3.2(c)
Company Stock Plans	Section 3.2(c)
Company Stockholder Agreements	Preamble
Company Stockholder Approval	Section 3.3(a)
Company Stockholders Meeting	Section 3.4(c)
Company Voting Proposal	Section 3.3(a)
Company Warrants	Section 3.2(c)
Confidentiality Agreement	Section 5.2
DGCL	Preamble
Effective Time	Section 1.1
Employee Benefit Plan	Section 3.13(a)

Environmental Law	Section 3.12(f)
ERISA Affiliate	Section 3.13(a)
ERISA	Section 3.13(a)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Exchange Act	Section 3.3(c)
Exchange Ratio	Section 2.1(c)
GAAP	Section 3.4(b)
Governmental Entity	Section 3.3(c)
Indemnified Parties	Section 6.14(a)
Insurance Policies	Section 3.17
Intellectual Property	Section 3.9(a)
Joint Proxy Statement/Prospectus	Section 3.4(c)
Materials of Environmental Concern	Section 3.12(g)
Merger	Preamble
Off-Balance Sheet Arrangement	Section 3.4(b)
Ordinary Course of Business	Section 3.5(a)
Outside Date	Section 8.1(b)
Registration Statement	Section 3.4(c)
Regulation M-A Filing	Section 3.4(c)
Representatives	Section 6.1(a)
Rule 145 Affiliate	Section 6.10
SEC	Section 3.3(c)
Section 16 Information	Section 6.16(b)
Securities Act	Section 3.2(d)
Specified Time	Section 6.1(a)
Subsidiary	Section 3.1(b)
Superior Proposal	Section 6.1(f)
Surviving Corporation	Section 1.3
Tax Returns	Section 3.7(a)
Taxes	Section 3.7(a)
Third Party Intellectual Property	Section 3.9(b)
Transitory Subsidiary	Preamble

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of December 18, 2003, is by and among Genaissance Pharmaceuticals, Inc., a Delaware corporation (the "Buyer"), Brown Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Buyer (the "Transitory Subsidiary"), and Lark Technologies, Inc., a Delaware corporation, including any foreign branch, division or operating unit (collectively, the "Company").

        WHEREAS, the Boards of Directors of the Buyer and the Company deem it advisable and in the best interests of each corporation and their respective stockholders that the Buyer acquire the Company in order to advance the long-term business interests of the Buyer and the Company;

        WHEREAS, the acquisition of the Company shall be effected through a merger (the "Merger") of the Transitory Subsidiary into the Company in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the "DGCL"), as a result of which the Company shall become a wholly owned subsidiary of the Buyer;

        WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Buyer's willingness to enter into this Agreement, the stockholders of the Company listed on Schedule A have entered into Stockholder Agreements, dated as of the date of this Agreement, in the form attached hereto as Exhibit A (the "Company Stockholder Agreements"), pursuant to which such stockholders have, among other things, agreed to give the Transitory Subsidiary a proxy to vote all of the shares of capital stock of the Company that such stockholders own;

        WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company's willingness to enter into this Agreement, the stockholders of the Buyer listed on Schedule B have entered into Stockholder Agreements, dated as of the date of this Agreement, in the form attached hereto as Exhibit B (the "Buyer Stockholder Agreements"), pursuant to which such stockholders have, among other things, agreed to give the Company a proxy to vote all of the shares of capital stock of the Buyer that such stockholders own; and

        WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the Buyer, the Transitory Subsidiary and the Company agree as follows:

ARTICLE I

THE MERGER

          1.1    Effective Time of the Merger.    Subject to the provisions of this Agreement, prior to the Closing, the Buyer shall prepare, and on the Closing Date or as soon as practicable thereafter the Buyer shall cause to be filed with the Secretary of State of the State of Delaware, a certificate of merger (the "Certificate of Merger") in such form as is required by, and executed by the Surviving Corporation in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is established by the Buyer and the Company and set forth in the Certificate of Merger (the "Effective Time").

          1.2    Closing.    The closing of the Merger (the "Closing") shall take place at 10:00 a.m., Eastern time, on a date to be specified by the Buyer and the Company (the "Closing Date"),

  which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, unless another date, place or time is agreed to in writing by the Buyer and the Company.

          1.3    Effects of the Merger.    At the Effective Time (i) the separate existence of the Transitory Subsidiary shall cease and the Transitory Subsidiary shall be merged with and into the Company (the Company following the Merger is sometimes referred to herein as the "Surviving Corporation"), (ii) the Certificate of Incorporation of the Company as in effect on the date of this Agreement shall be amended so that Article FOURTH of such Certificate of Incorporation reads in its entirety as follows: "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000, all of which shall consist of common stock, $.001 par value per share," and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation, until further amended in accordance with the DGCL and (iii) the By-laws of the Transitory Subsidiary as in effect immediately prior to the Effective Time shall be amended to change all references to the name of the Transitory Subsidiary to refer to the name of the Company, and, as so amended, such By-laws shall be the By-laws of the Surviving Corporation, until further amended in accordance with the DGCL. The Merger shall have the effects set forth in Section 259 of the DGCL.

          1.4    Directors and Officers.    The directors and officers of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

ARTICLE II

CONVERSION OF SECURITIES

          2.1    Conversion of Capital Stock.    As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Transitory Subsidiary:

            (a)    Capital Stock of the Transitory Subsidiary.    Each share of the common stock of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $.001 par value per share, of the Surviving Corporation.

            (b)    Cancellation of Treasury Stock and Buyer-Owned Stock.    All shares of common stock, $.001 par value per share, of the Company ("Company Common Stock") that are owned by the Company as treasury stock and any shares of Company Common Stock owned by the Buyer or the Transitory Subsidiary immediately prior to the Effective Time shall be cancelled and shall cease to exist and no stock of the Buyer or other consideration shall be delivered in exchange therefor.

            (c)    Exchange Ratio for Company Common Stock.    Subject to Section 2.2, each share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive 1.81 shares (the "Exchange Ratio") of common stock, $.001 par value per share, of the Buyer ("Buyer Common Stock") upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 2.2. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Buyer Common Stock pursuant to this Section 2.1(c) and any cash in lieu of fractional shares of Buyer Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest.

            (d)    Adjustments to Exchange Ratio.    The Exchange Ratio shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Buyer Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Buyer Common Stock or Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

            (e)    Unvested Stock.    At the Effective Time, any shares of Buyer Common Stock issued in accordance with Section 2.1(c) with respect to any unvested shares of Company Common Stock awarded to employees, directors or consultants pursuant to any of the Company's plans or arrangements and outstanding immediately prior to the Effective Time shall remain subject to the same terms, restrictions and vesting schedule as in effect immediately prior to the Effective Time, except to the extent by their terms such unvested shares of Company Common Stock vest at the Effective Time. The Company shall not take or permit any action which would accelerate vesting of any unvested shares, except to the extent required by their terms as in effect on the date hereof. Copies of the relevant agreements governing such shares and the vesting thereof have been provided to the Buyer. All outstanding rights which the Company may hold immediately prior to the Effective Time to repurchase unvested shares of Company Common Stock shall be assigned to the Buyer in the Merger and shall thereafter be exercisable by the Buyer upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable pursuant to such rights and the purchase price payable per share shall be appropriately adjusted to reflect the Exchange Ratio. The Company shall take all steps necessary to cause the foregoing provisions of this Section 2.1(e) to occur.

            (f)    Treatment of Company Stock Options and Company Warrants.    Following the Effective Time, Company Stock Options and Company Warrants shall be treated in the manner set forth in Section 6.12.

          2.2    Exchange of Certificates.    The procedures for exchanging outstanding shares of Company Common Stock for Buyer Common Stock pursuant to the Merger are as follows:

            (a)    Exchange Agent.    As of the Effective Time, the Buyer shall deposit with the Buyer's transfer agent or another bank or trust company designated by the Buyer and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Section 2.2, through the Exchange Agent, (i) certificates representing the shares of Buyer Common Stock (such shares of Buyer Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock, (ii) cash in an amount sufficient to make payments for fractional shares required pursuant to Section 2.2(e), and (iii) any dividends or distributions to which holders of certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares were converted pursuant to

    Section 2.1 into the right to receive shares of Buyer Common Stock may then be entitled pursuant to Section 2.2(c).

            (b)    Exchange Procedures.    As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Buyer may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Buyer Common Stock (plus cash in lieu of fractional shares, if any, of Buyer Common Stock and any dividends or distributions as provided below). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Buyer, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Buyer Common Stock which such holder has the right to receive pursuant to the provisions of this Article II plus cash in lieu of fractional shares pursuant to Section 2.2(e) and any dividends or distributions then payable pursuant to Section 2.2(c), and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Buyer Common Stock plus cash in lieu of fractional shares pursuant to Section 2.2(e) and any dividends or distributions then payable pursuant to Section 2.2(c) may be issued or paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Buyer Common Stock plus cash in lieu of fractional shares pursuant to Section 2.2(e) and any dividends or distributions then payable pursuant to Section 2.2(c) as contemplated by this Section 2.2.

            (c)    Distributions with Respect to Unexchanged Shares.    No dividends or other distributions declared or made after the Effective Time with respect to Buyer Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and paid to the record holder of the Certificate, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Buyer Common Stock, without interest, and, at the appropriate payment date, the amount of dividends or other distributions having a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender that are payable with respect to such whole shares of Buyer Common Stock.

            (d)    No Further Ownership Rights in Company Common Stock.    All shares of Buyer Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash or dividends or other distributions paid pursuant to Sections 2.2(c) or 2.2(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Company Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

            (e)    No Fractional Shares.    No certificate or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of the Buyer. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all Certificates delivered by such holder and the aggregate number of shares of Company Common Stock represented thereby) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by the average of the last reported sales prices of Buyer Common Stock at the 4:00 p.m., Eastern time, end of regular trading hours on The NASDAQ Stock Market during the ten consecutive trading days ending on the last trading day prior to the Effective Time.

            (f)    Termination of Exchange Fund.    Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for 180 days after the Effective Time shall be delivered to the Buyer, upon demand, and any holder of Company Common Stock who has not previously complied with this Section 2.2 shall thereafter look only to the Buyer, as a general unsecured creditor, for payment of its claim for Buyer Common Stock, any cash in lieu of fractional shares of Buyer Common Stock and any dividends or distributions with respect to Buyer Common Stock.

            (g)    No Liability.    To the extent permitted by applicable law, none of the Buyer, the Transitory Subsidiary, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock or Buyer Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any shares of Buyer Common Stock, and any cash payable to the holder of such Certificate or any dividends or distributions payable to the holder of such Certificate pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity), any such shares of Buyer Common Stock or cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

            (h)    Withholding Rights.    Each of the Buyer and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable provision of law. To the extent that amounts are so withheld by the Surviving Corporation or the Buyer, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Buyer, as the case may be.

            (i)    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the shares of Buyer Common Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Buyer Common Stock deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to the Buyer and the Transitory Subsidiary that the statements contained in this Article III are true and correct, except as expressly set forth herein or in the disclosure schedule delivered by the Company to the Buyer and the Transitory Subsidiary on or before the date of this Agreement (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III and the disclosure in any paragraph shall qualify (1) the corresponding paragraph in this Article III and (2) the other paragraphs in this Article III only to the extent that it is clear from a reading of such disclosure that it also qualifies or applies to such other paragraphs.

          3.1    Organization, Standing and Power; Subsidiaries.

          (a)   The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed in Section 3.1 of the Company Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Company Material Adverse Effect. For purposes of this Agreement, the term "Company Material Adverse Effect" means any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (i) the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of the Company, (ii) the ability of the Company to consummate the transactions contemplated by this Agreement or (iii) the ability of the Buyer to operate the business of the Company immediately after the Closing. For the avoidance of doubt, the parties agree that the terms "material," "materially" or "materiality" as used in this Agreement with an initial lower case "m" shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Company Material Adverse Effect in the prior sentence of this paragraph or Buyer Material Adverse Effect in Section 4.1.

          (b)   The Company has no Subsidiaries as of the date of this Agreement and had no Subsidiaries prior to the date of this Agreement. Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, the Company does not directly or indirectly owns any equity, membership, partnership or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, membership, partnership or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, and the Company has not, at any time, been a general partner or managing member of any general partnership, limited partnership, limited liability company or other entity. As used in this Agreement, the term "Subsidiary" means, with respect to a party, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner or a managing member (excluding partnerships, the general partnership interests of which are held by such party and/or one or more of its Subsidiaries do not have a majority of the voting interest in such partnership), (ii) such party and/or one or more of its Subsidiaries holds voting power to elect a majority of the board of directors or other governing body performing similar functions, or (iii) such party and/or one or more of its Subsidiaries, directly or indirectly, owns or controls more than 50% of the equity, membership, partnership or similar interests.

          (c)   The Company has delivered to the Buyer complete and accurate copies of the Certificate of Incorporation and By-laws of the Company.

          3.2    Capitalization.

          (a)   The authorized capital stock of the Company consists of 8,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, $.001 par value per share ("Company Preferred Stock"). The rights and privileges of each class of the Company's capital stock are as set forth in the Company's Certificate of Incorporation. As of December 15, 2003, (i) 3,681,365 shares of Company Common Stock were issued and outstanding, (ii) 230,878 shares of Company Common Stock were held in the treasury of the Company, and (iii) no shares of Company Preferred Stock were issued or outstanding. No shares of Company Common Stock have been issued since December 15, 2003.

          (b)   Section 3.2(b) of the Company Disclosure Schedule lists all issued and outstanding shares of Company Common Stock that constitute restricted stock or that are otherwise subject to a repurchase or redemption right or right of first refusal in favor of the Company; the name of the applicable stockholder, the lapsing schedule for any such shares, including the extent to which any such repurchase or redemption right or right of first refusal has lapsed as of the date of this Agreement, whether (and to what extent) the lapsing will be accelerated in any way by the transactions contemplated by this Agreement or by termination of employment or change in position following consummation of the Merger, and whether such holder has the sole power to vote and dispose of such shares.

          (c)   Section 3.2(c) of the Company Disclosure Schedule lists the number of shares of Company Common Stock reserved for future issuance pursuant to stock options granted and outstanding as of the date of this Agreement and the plans or other arrangements under which such options were granted (collectively, the "Company Stock Plans") and sets forth a complete and accurate list of all holders of outstanding options to purchase shares of Company Common Stock (such outstanding options, the "Company Stock Options") under the Company Stock Plans, indicating with respect to each Company Stock Option, the number of shares of Company Common Stock subject to such Company Stock Option, the relationship of the holder to the Company, and the exercise price, the date of grant, vesting schedule and the expiration date thereof, including the extent to which any vesting has occurred as of the date of this Agreement, and whether (and to what extent) the vesting of such Company Stock Options will be accelerated in any way by the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following consummation of the Merger. Section 3.2(c) of the Company Disclosure Schedule shows the number of shares of Company Common Stock reserved for future issuance pursuant to warrants or other outstanding rights (other than Company Stock Options) to purchase shares of Company Common Stock outstanding as of the date of this Agreement (such outstanding warrants or other rights, the "Company Warrants") and the agreement or other document under which such Company Warrants were granted and sets forth a complete and accurate list of all holders of Company Warrants indicating the number and type of shares of Company Common Stock subject to each Company Warrant, and the exercise price, the date of grant and the expiration date thereof. The Company has provided to the Buyer accurate and complete copies of all Company Stock Plans, the forms of all stock option agreements evidencing Company Stock Options and all Company Warrants.

          (d)   Except (x) as set forth in this Section 3.2 and (y) as reserved for future grants under Company Stock Plans, (i) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company is a party or by which the Company is bound obligating the Company to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. The Company has no outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in the Company or any other entity. Other than the Company Stockholder Agreements, neither the Company nor any of its Affiliates is a party to or is bound by any, and to the knowledge of the Company, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company. For purposes of this Agreement, the term "Affiliate" when used with respect to any party shall mean any person who is an "affiliate" of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Except as contemplated by this Agreement, there are no registration rights, and there is no rights agreement, "poison pill" anti-takeover plan or other agreement or understanding to which the Company is a party or by which it is bound with respect to any equity security of any class of the Company.

          (e)   Stockholders of the Company are not entitled to dissenters' or appraisal rights under applicable state law in connection with the Merger.

          (f)    All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(c) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company's Certificate of Incorporation or By-laws or any agreement to which the Company is a party or is otherwise bound.

          (g)   No consent of the holders of Company Stock Options or Company Warrants is required in connection with the actions contemplated by Section 6.12.

          3.3    Authority; No Conflict; Required Filings and Consents.

          (a)   The Company has all requisite corporate power and authority to enter into this Agreement and, subject only to the adoption of this Agreement and the approval of the Merger (the "Company Voting Proposal") by the Company's stockholders under the DGCL (the "Company Stockholder Approval"), to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Board of Directors of the Company (the "Company Board"), at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is fair and in the best interests of the Company and its stockholders, (ii) adopted this Agreement in accordance with the provisions of the DGCL, (iii) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger, and (iv) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar law that might otherwise apply to the Merger and any other transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the

  Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms.

          (b)   The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Company's assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Company is a party or by which it or any of its properties or assets may be bound, or (iii) subject to obtaining the Company Stockholder Approval and compliance with the requirements specified in clauses (i) through (iv) of Section 3.3(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.3(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Section 3.3(b) of the Company Disclosure Schedule lists all material consents, waivers and approvals under any of the Company's agreements, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

          (c)   No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality or any stock market or stock exchange on which shares of Company Common Stock are listed for trading (a "Governmental Entity") is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (ii) the filing of the Joint Proxy Statement/Prospectus with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 425 under the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby and (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country.

          (d)   The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock on the record date for the Company Stockholders Meeting is the only vote of the holders of any class or series of the Company's capital stock or other securities necessary for the adoption of this Agreement and for the consummation by the Company of the other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

          3.4    SEC Filings; Financial Statements; Information Provided.

          (a)   The Company has filed all registration statements, forms, reports and other documents required to be filed by the Company with the SEC since January 1, 2000, and has made available to the Buyer copies of all registration statements, forms, reports and other documents filed by the Company with the SEC since such date, all of which are publicly available on the SEC's EDGAR system. All such registration statements, forms, reports and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the "Company SEC Reports." The Company SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading.

          (b)   Each of the financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-QSB under the Exchange Act) and (iii) fairly presented or will fairly present the financial position of the Company as of the dates indicated and the results of its operations and cash flows for the periods indicated, consistent with the books and records of the Company, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited balance sheet of the Company as of September 30, 2003 is referred to herein as the "Company Balance Sheet." No financial statements of any entity other than the Company is required by GAAP to be included in the financial statements of the Company. Section 3.4(b) of the Company Disclosure Schedule contains a description of all non-audit services performed by the Company's auditors for the Company or any Subsidiaries since the beginning of the Company's immediately preceding fiscal year and the fees paid for such services; all such non-audit services were approved as required by Section 202 of the Sarbanes-Oxley Act of 2002. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Section 3.4(b) of the Company Disclosure Schedule lists, and the Company has delivered to the Buyer copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls. Section 3.4(b) of the Company Disclosure Schedule lists, and the Company has delivered to the Buyer copies of, the documents creating or governing, all of the Company's Off-Balance Sheet Arrangements. For purposes hereof, an "Off-Balance Sheet Arrangement" means, any securitization transaction to which that the Company is party and any "Off-balance sheet arrangements" with respect to such Persons within the meaning of paragraph (c) of Item 303 of Regulation S-K of the SEC.

          (c)   The information to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed by the Buyer pursuant to which shares of Buyer Common Stock issued in connection with the Merger shall be registered under the Securities Act (the "Registration Statement"), or to be included or supplied by or on behalf of the Company for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each a "Regulation M-A Filing"), shall not at the time the Registration Statement or any Regulation M-A Filing is filed with the SEC, at any time the Registration Statement is amended or supplemented, or at the time the Registration Statement is declared effective by the SEC (as applicable), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of the Company for inclusion in the joint proxy statement/prospectus to be sent to the stockholders of the Company and the Buyer (the "Joint Proxy Statement/Prospectus") in connection with (i) the meeting of the Company's stockholders to consider the Company Voting Proposal (the "Company Stockholders Meeting") (which shall be deemed to include all information about or relating to the Company, the Company Voting Proposal and the Company Stockholders Meeting), and (ii) the meeting of the Buyer's stockholders (the "Buyer Stockholders Meeting") to consider the issuance of shares of Buyer Common Stock pursuant to the Merger (the "Buyer Voting Proposal") shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to stockholders of the Company or the Buyer, or at the time of the Company Stockholders Meeting or the Buyer Stockholders Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement/Prospectus not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting or the Buyer Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any fact or event relating to the Company or any of its Affiliates which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus should be discovered by the Company or should occur, the Company shall promptly inform the Buyer of such fact or event.

          3.5    No Undisclosed Liabilities; Indebtedness.

          (a)   Except for normal and recurring liabilities incurred since the date of the Company Balance Sheet entered into in the ordinary course of business consistent with past practice (the "Ordinary Course of Business"), the Company does not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, which, individually or in the aggregate, exceed $100,000.

          (b)   Section 3.5(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of the Company in an aggregate principal amount in excess of $100,000 is outstanding or may be incurred and the respective principal amounts outstanding thereunder as of the date of this Agreement. For purposes of this Section, "indebtedness" means, with respect to any person, without duplication, (A) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person upon which interest charges are customarily paid, (D) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (E) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person or creditors for raw materials, inventory, services and supplies incurred in the Ordinary Course of Business), (F) all capitalized lease obligations of such person, (G) all obligations of others secured by any lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of such person, and (J) all guarantees and arrangements having the economic effect of a guarantee by such person of any indebtedness of any other person. All of the outstanding indebtedness of the type described in this Section 3.5(b) of the Company may be prepaid by the Company at any time without the consent or approval of, or prior notice to, any other person, and without payment of any premium or penalty.

          3.6    Absence of Certain Changes or Events.    Since the date of the Company Balance Sheet, the Company has conducted its business only in the Ordinary Course of Business and, since such date, there has not been (i) any change, event, circumstance, development or effect that, individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Effect; or (ii) any other action or event that would have required the consent of the Buyer pursuant to Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement.

          3.7    Taxes.

          (a)   The Company has filed all Tax Returns that it was required to file, and all such Tax Returns were correct and complete except for any errors or omissions that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. The Company has paid on a timely basis all Taxes that are shown to be due on any such Tax Returns. The unpaid Taxes of the Company for Tax periods through the date of the Company Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Company Balance Sheet exclusive of any accruals and reserves for "deferred taxes" or similar items that reflect timing differences between Tax and financial accounting principles. The Company has no actual or potential liability for any Taxes arising as a result of any event, act, transaction or omission (deemed or otherwise) that is outside its ordinary course of business since the date of the Company Balance Sheet. All losses, reliefs, allowances, credits and deductions in respect of Taxes which have been treated as available for utilisation in the Company Balance Sheet remain available for utilisation at the Closing Date. All Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. For purposes of this Agreement, (i) "Taxes" means all taxes, charges, duties, fees, levies or other similar assessments or liabilities, including income, gross receipts, corporation, capital gains, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and (ii) "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

          (b)   The Company has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since January 1, 2000. The federal income Tax Returns of the Company have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.7(b) of the Company Disclosure Schedule. The Company has made available to the Buyer correct and complete copies of all other Tax Returns of the Company together with all related examination reports and statements of deficiency for all periods from and after January 1, 2000. No examination or audit of any Tax Return of the Company by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. The Company has not been informed by any Governmental Entity that the Governmental Entity believes that the Company was required to file any Tax Return that was not filed. The Company has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

          (c)   The Company: (i) is not a "consenting corporation" within the meaning of Section 341(f) of the Code, and the assets of the Company are not subject to an election under Section 341(f) of the Code; (ii) has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) has not made any payments, and is not obligated to make any payments, or is not a party to any agreement that could obligate it to make any payments that may be treated as an "excess parachute payment" under Section 280G of the Code; (iv) does not have any actual or potential liability for any Taxes of any person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract, or otherwise; or (v) is not and has not been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

          (d)   None of the assets of the Company: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

          (e)   The Company has not undergone, or will not undergo as a result of the transactions contemplated by the Agreement, a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code.

          (f)    No state or federal "net operating loss" of the Company determined as of the Closing Date is subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any "ownership change" within the meaning of Section 382(g) of the Code or comparable provisions of any state law occurring prior to the Closing Date.

          (g)   The Company (i) is not and has never been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, or (ii) is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

          (h)   To the Company's knowledge, after consulting with its tax advisors, neither the Company nor any Affiliate has taken or agreed to take any action which would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

          (i)    All documents in the enforcement of which the Company may be interested and which are liable to stamp duty (or any corresponding Taxes in any non-UK jurisdiction) have been duly stamped. Since the date of the Company Balance Sheet, the Company has not incurred any liability to or been accountable for any stamp duty reserve tax (or any corresponding Taxes in any non-UK jurisdiction) and there has been no conditional agreement which could lead to the Company incurring such a liability or becoming so accountable.

          (j)    The Company has not been involved in any transaction otherwise than on arm's length terms. No transactions or arrangements involving the Company or any of its foreign branches or offices have taken place or are in existence which are such that transfer pricing or similar adjustments have been or could be applied to them.

          (k)   The Company has not distributed to its stockholders or security holders stock or securities of a controlled corporation, and stock or securities of the Company have not been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

          3.8    Owned and Leased Real Properties.

          (a)   The Company does not own and has never owned any real property.

          (b)   Section 3.8(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased or licensed by the Company (collectively "Company Leases") and the location of the premises. Neither the Company nor, to the Company's knowledge, any other party to any Company Lease, is in default under any of the Company Leases, except where the existence of such defaults, individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect. Each of the Company Leases is in full force and effect and is enforceable in accordance with its terms and shall not cease to be in full force and effect as a result of the transactions contemplated by this Agreement. The Company does not lease, sublease or license any real property to any person. The Company has provided the Buyer with complete and accurate copies of all Company Leases.

          3.9    Intellectual Property.

          (a)   The Company exclusively owns, or licenses on an exclusive basis or otherwise possess legally enforceable rights to use on an exclusive basis, without any obligation to make any fixed or contingent payments, including any royalty payments, all Intellectual Property used or necessary to conduct the business of the Company as currently conducted, or that would be used or necessary as such business is planned to be conducted (in each case excluding generally commercially available, off-the-shelf software programs licensed pursuant to shrinkwrap or "click-and-accept" licenses), the absence of which, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, the term "Intellectual Property" means (i) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications, and (iv) other tangible or intangible proprietary or confidential information and materials.

          (b)   The execution and delivery of this Agreement and consummation of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property owned by the Company that is material to the business of the Company, including software that is used in the manufacture of, incorporated in, or forms a part of any product or service sold by or expected to be sold by the Company (the "Company Intellectual Property") or (ii) any license, sublicense and other agreement as to which the Company is a party and pursuant to which the Company is authorized to use any third party Intellectual Property that is material to the business of the Company, including software that is used in the manufacture of, incorporated in, or forms a part of any product or service sold by or expected to be sold by the Company (the "Third Party Intellectual Property"). Section 3.9(b)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of the Company Intellectual Property (other than unregistered copyrights, trade secrets and confidential information) and Section 3.9(b)(ii) sets forth a complete and accurate list of all Third Party Intellectual Property.

          (c)   All patents and registrations and applications for trademarks, service marks and copyrights which are held by the Company which are material to the business of the Company, are valid and subsisting. The Company has taken reasonable measures to protect the proprietary nature of the Company Intellectual Property. To the knowledge of the Company, no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property or Third Party Intellectual Property, except for infringements, violations or misappropriations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

          (d)   None of the (i) products previously or currently sold by the Company or (ii) business or activities previously or currently conducted by the Company infringes, violates or constitutes a misappropriation of, any Intellectual Property of any third party, except for such infringements, violations and misappropriation that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. The Company has not received any complaint, claim or notice alleging any such infringement, violation or misappropriation.

          3.10    Agreements, Contracts and Commitments.

          (a)   Section 3.10(a) of the Company Disclosure Schedules sets forth a complete and accurate list of all contracts and agreements (collectively, the "Company Material Contracts"), that are material to the business, assets, liabilities, capitalization, condition (financial or otherwise) or results of operations of the Company. The Company has provided the Buyer with a complete and accurate copy of each Company Material Contract. Each Company Material Contract is in full force and effect and is enforceable in accordance with its terms. The Company is not, nor to the Company's knowledge, any other party to any Company Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) (x) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other contract, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect or (y) any Company Material Contract.

          (b)   Section 3.10(b) of the Company Disclosure Schedule sets forth a complete and accurate list of each contract or agreement to which the Company is a party or bound with any Affiliate of the Company. Complete and accurate copies of all the agreements, contracts and arrangements set forth in Section 3.10(b) of the Company Disclosure Schedule have heretofore been furnished to the Buyer. The Company has not entered into any transaction with any Affiliate of the Company or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K.

          (c)   There is no non-competition or other similar agreement, commitment, judgment, injunction or order to which the Company or is subject that has or could reasonably be expected to have the effect of prohibiting or impairing in any material respect the conduct of the business of the Company as currently conducted and as proposed to be conducted. The Company has not entered into (or is otherwise bound by) any agreement under which it is restricted in any material respect from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business.

          (d)   The Company is not a party to any agreement under which a third party would be entitled to receive a license or any other right to intellectual property of the Buyer or any of the Buyer's Affiliates following the Closing.

          (e)   The Company is not and has not been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity; no such suspension or debarment has been initiated or, to the Company's knowledge, threatened; and the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. The Company has not since January 1, 1997 been audited or investigated or is now being audited or, to the Company's knowledge, investigated by the U.S. Government Accounting Office, the U.S. Department of Defense or any of its agencies, the Defense Contract Audit Agency, the U.S. Department of Justice, the Inspector General of any U.S. Governmental Entity, any similar agencies or instrumentalities of any foreign Governmental Entity, or any prime contractor with a Governmental Entity nor, to the Company's knowledge, has any such audit or investigation been threatened. To the Company's knowledge, there is no valid basis for (a) the suspension or debarment of the Company from bidding on contracts or subcontracts with any Governmental Entity or (b) any claim pursuant to an audit or investigation by any of the entities named in the foregoing sentence that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. The Company has no agreements, contracts or commitments which require it to obtain or maintain a security clearance with any Governmental Entity.

          3.11    Litigation; Product Liability.    There is no action, suit, proceeding, claim, application, arbitration or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company that, individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Effect. There are no material judgments, orders, awards or decrees outstanding against the Company. No product liability claims have been asserted or, to the knowledge of the Company, threatened against the Company relating to products or product candidates developed, tested, manufactured, marketed, distributed or sold by the Company.

          3.12    Environmental Matters.

          (a)   The Company has complied with all applicable Environmental Laws, except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company.

          (b)   The Company has no liabilities or obligations arising from the release of any Materials of Environmental Concern into the environment.

          (c)   The Company is not a party to or bound by any court order, administrative order, consent order or other agreement between the Company and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

          (d)   Set forth in Section 3.12(d) of the Company Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company (whether conducted by or on behalf of the Company or a third party, and whether done at the initiative of the Company or directed by a Governmental Entity or other third party) which the Company has possession of or access to. A complete and accurate copy of each such document has been provided to the Buyer.

          (e)   The Company is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company.

          (f)    For purposes of this Agreement, "Environmental Law" means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; (vii) health and safety of employees and other persons; and (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms "release" and "environment" shall have the meaning set forth in the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA").

          (g)   For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products or any other material subject to regulation under any Environmental Law.

          3.13    Employee Benefit Plans.

          (a)   Section 3.13(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company or any of their ERISA Affiliates (together, the "Company Employee Plans"). For purposes of this Agreement, the following terms shall have the following meanings: (i) "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, retirement benefits, severance benefits, redundancy payments, disability benefits, sick pay, holiday/vacation accrual, deferred compensation, bonuses, commission, long term incentive plans, company cars, car allowances, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of the Company or an ERISA Affiliate; (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended; and (iii) "ERISA Affiliate" means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company.

          (b)   With respect to each Company Employee Plan, the Company has furnished to the Buyer, a complete and accurate copy of (i) such Company Employee Plan (or a written summary of any unwritten plan), (ii) the most recent annual report (Form 5500) filed with the IRS, (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Employee Plan, (iv) the most recent financial statements for each Company Employee Plan that is funded, (v) all personnel, payroll and employment manuals and policies, (vi) all employee handbooks and (vii) all reports regarding the satisfaction of the nondiscrimination requirements of Sections 410(b), 401(k) and 401(m) of the Code.

          (c)   Each Company Employee Plan has been administered in all material respects in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms and each of the Company and its ERISA Affiliates has in all material respects met its obligations with respect to such Company Employee Plan and has made all required contributions thereto (or reserved such contributions on the Company Balance Sheet). The Company, each ERISA Affiliate and each Company Employee Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Company Employee Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been timely submitted. With respect to the Company Employee Plans, no event has occurred, and to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company could be subject to any material liability under ERISA, the Code or any other applicable law.

          (d)   With respect to the Company Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of the Company. The assets of each Company Employee Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

          (e)   All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Company Employee Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code, as the case may be, for each plan year ending prior to the Closing Date.

          (f)    Neither the Company nor any of its ERISA Affiliates has (i) ever maintained a Company Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA). No Company Employee Plan is funded by, associated with or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code. No Company Employee Plan holds securities issued by the Company or any of their ERISA Affiliates.

          (g)   Each Company Employee Plan is amendable and terminable unilaterally by the Company at any time without liability to the Company as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Employee Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Employee Plan. The investment vehicles used to fund the Company Employee Plans may be changed at any time without incurring a material sales charge, surrender fee or other similar expense.

          (h)   The Company is not a party to any oral or written (i) agreement with any stockholders, director, executive officer or other key employee of the Company (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code, without regard to Section 280G(b)(4); or (iii) agreement or plan binding the Company, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement. The Company has provided to the Buyer the information necessary to accurately calculate any excise tax due under Section 4999 of the Code as a result of the transactions contemplated by this Agreement for which the Company or the Buyer may directly or indirectly become liable and the amount of deductions that may be disallowed under Section 280G of the Code as a result of the transactions contemplated by this Agreement.

          (i)    None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law.

          3.14    Compliance With Laws.    The Company has complied with, is not in violation of, and has not received any notice alleging any violation with respect to, any applicable provisions of any statute, law or regulation with respect to the conduct of its business, the employment of any current or former employees, or the ownership or operation of its properties or assets, except for failures to comply or violations that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect.

          3.15    Permits.    The Company has all permits, licenses and franchises from Governmental Entities required to conduct its business as now being conducted or as presently contemplated to be conducted (the "Company Permits"), except for such permits, licenses and franchises the absence of which, individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect. The Company is in compliance with the terms of the Company Permits, except for such failures to comply that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect. No Company Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.

          3.16    Labor Matters.

          (a)   Section 3.16(a) of the Company Disclosure Schedule contains a list of all employees of the Company, along with the position and the annual rate of compensation of each such person. Each current or past employee of the Company has entered into a Proprietary Information Agreement with the Company, a copy or form of which has previously been delivered to the Buyer. The Company is not a party to or otherwise bound by any recognition agreement, collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. The Company is not the subject of any proceeding asserting that the Company has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect, nor is there pending or, to the knowledge of the Company, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company. Section 3.16(a) of the Company Disclosure Schedule lists all employees of the Company who are not citizens of the United States.

          (b)   No employee of the Company (i) has an employment agreement, (ii) to the Company's knowledge is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by the Company or to the use of trade secrets or proprietary information of others, (iii) in the case of any key employee or group of key employees, has given notice to the Company that such employee or any employee in a group of key employees intends to terminate his or her employment with the Company and no such key employee or group of key employees has been given notice by the Company that it is terminating his or their employment, (iv) is entitled to receive more than three months notice of termination of employment from the Company, or (v) is expected to be absent from work for more than 20 working days in the 12 months following closing.

          3.17    Insurance.    The Company maintains insurance policies (the "Insurance Policies") with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Section 3.17 of the Company Disclosure Schedule sets forth the insurance coverages maintained by the Company and a history of any claims made and claims paid since January 1, 2000. Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. None of the Insurance Policies shall terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement. The Company has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy. All material claims under the Insurance Policies have been filed in a timely fashion.

          3.18    Warranty.    Except as set forth in Section 3.18 of the Company Disclosure Schedule, no product or service manufactured, sold, leased, licensed, delivered or otherwise provided by the Company is subject to any guaranty, warranty, right of return or other indemnity.

          3.19    Customers and Suppliers.    No customer of the Company that represented 5% or more of the Company's revenues in the fiscal year ended December 31, 2002 or in the nine-month period ended September 30, 2003 has indicated to the Company that it will stop, or decrease the rate of, buying materials, products or services from the Company. No material supplier or exclusive supplier of the Company has indicated to the Company that it will stop, or decrease the rate of, supplying materials, products or services to them.

          3.20    Accounts Receivable.    All accounts receivable of the Company reflected on the Company Balance Sheet are valid receivables, arose from bona fide sales of goods and services in the Ordinary Course of Business, and are not subject to any setoffs or counterclaims.

          3.21    No Existing Discussions.    As of the date of this Agreement, the Company is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal.

          3.22    Opinion of Financial Advisor.    The financial advisor of the Company, Southwest Securities, Inc., has delivered to the Company an opinion dated the date of this Agreement to the effect, as of such date, that the Exchange Ratio is fair to the holders of Company Common Stock from a financial point of view, a signed copy of which opinion has been, or will be within three days following the date of this Agreement, delivered to the Buyer.

          3.23    Section 203 of the DGCL Not Applicable.    The Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement, the Company Stockholder Agreements or the consummation of the Merger or the other transactions contemplated by this Agreement or the Company Stockholder Agreements.

          3.24    Brokers; Schedule of Fees and Expenses.

          (a)   No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker's, finder's, financial advisor's or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Southwest Securities, Inc., whose fees and expense shall be paid by the Company. The Company has delivered to the Buyer a complete and accurate copy of all agreements pursuant to which Southwest Securities, Inc. is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

          (b)   Section 3.24(b) of the Company Disclosure Schedule sets forth a complete and accurate list of the estimated fees and expenses incurred and to be incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement (including the fees and expenses of Southwest Securities, Inc. and of the Company's legal counsel and accountants).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER
AND THE TRANSITORY SUBSIDIARY

        The Buyer and the Transitory Subsidiary represent and warrant to the Company that the statements contained in this Article IV are true and correct, except as expressly set forth herein or in the disclosure schedule delivered by the Buyer and the Transitory Subsidiary to the Company on or before the date of this Agreement (the "Buyer Disclosure Schedule"). The Buyer Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV and the disclosure in any paragraph shall qualify (1) the corresponding paragraph in this Article IV and (2) the other paragraphs in this Article IV only to the extent that it is clear from a reading of such disclosure that it also qualifies or applies to such other paragraphs.

          4.1    Organization, Standing and Power.    Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Buyer Material Adverse Effect. For purposes of this Agreement, the term "Buyer Material Adverse Effect" means any material adverse change, event, circumstance or development with respect to, or any material adverse effect on, (i) the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of the Buyer or (ii) the ability of the Buyer or the Transitory Subsidiary to consummate the transactions contemplated by this Agreement. An adverse change in stock price of Buyer Common Stock shall not, in and of itself, be deemed to have a Buyer Material Adverse Effect.

          4.2    Capitalization.

          (a)   The authorized capital stock of the Buyer consists of 58,000,000 shares of Buyer Common Stock and 1,000,000 shares of preferred stock, $.001 par value per share ("Buyer Preferred Stock"), of which 460,000 shares are designated Series A Preferred Stock. The rights and privileges of each class of the Buyer's capital stock are set forth in the Buyer's Certificate of Incorporation. As of the close of business on December 15, 2003, 23,253,052 shares of Buyer Common Stock were issued and outstanding and 270,000 shares of Buyer Preferred Stock were issued or outstanding. No material change in such capitalization has occurred between December 15, 2003 and the date of this Agreement.

          (b)   Other than Brown Acquisition Corp., the Buyer has no Subsidiaries. Section 4.2(b) of the Buyer Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of: (i) all stock option plans or other stock or equity-related plans of the Buyer (the "Buyer Stock Plans"), indicating for each Buyer Stock Plan the number of shares of Buyer Common Stock issued to date under such Plan, the number of shares of Buyer Common Stock subject to outstanding options under such Plan and the number of shares of Buyer Common Stock reserved for future issuance under such Plan; and (ii) the number of shares of Buyer capital stock, and the class or series of such shares, subject to any outstanding warrants or other contractual rights to purchase or acquire capital stock of the Buyer. The Buyer has provided to the Company complete and accurate copies of all Buyer Stock Plans and standard forms of stock option agreements used thereunder. Except as set forth in this Section 4.2 or the Buyer Disclosure Schedule, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Buyer is authorized or outstanding, (ii) the Buyer has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Buyer, (iii) the Buyer has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Buyer.

          (c)   All shares of Buyer Common Stock issuable pursuant to Section 2.1(c) in connection with the Merger, when issued on the terms and conditions of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Buyer's Certificate of Incorporation or By-laws or any agreement to which the Buyer is a party or is otherwise bound.

          4.3    Authority; No Conflict; Required Filings and Consents.

          (a)   Each of the Buyer and the Transitory Subsidiary has all requisite corporate power and authority to enter into this Agreement and, subject only to the approval of the Buyer Voting Proposal by the Buyer's stockholders under the rules of The NASDAQ Stock Market (the "Buyer Stockholder Approval"), to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Board of Directors of the Buyer (the "Buyer Board"), at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is fair and in the best interests of the Buyer and its stockholders, (ii) directed that the Buyer Voting Proposal be submitted to the stockholders of the Buyer for their approval and resolved to recommend that the stockholders of the Buyer vote in favor of the Buyer Voting Proposal and (iii) to the extent necessary, adopted a resolution having the effect of causing the Buyer not to be subject to any state takeover law or similar law that might otherwise apply to the Merger and any other transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer and the Transitory Subsidiary have been duly authorized by all necessary corporate action on the part of each of the Buyer and the Transitory Subsidiary (including the approval of the Merger by the Buyer in its capacity as the sole stockholder of the Transitory Subsidiary), subject only to the required receipt of the Buyer Stockholder Approval. This Agreement has been duly executed and delivered by each of the Buyer and the Transitory Subsidiary and constitutes the valid and binding obligation of each of the Buyer and the Transitory Subsidiary, enforceable in accordance with its terms.

          (b)   The execution and delivery of this Agreement by each of the Buyer and the Transitory Subsidiary do not, and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Buyer or the Transitory Subsidiary, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Buyer's or the Transitory Subsidiary's assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Buyer or the Transitory Subsidiary is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the Buyer Stockholder Approval and compliance with the requirements specified in clauses (i) through (vii) of Section 4.3(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.3(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that, individually or in the aggregate, are not reasonably likely to have a Buyer Material Adverse Effect.

          (c)   No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Buyer or the Transitory Subsidiary in connection with the execution and delivery of this Agreement by the Buyer or the Transitory Subsidiary or the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (ii) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (iii) the filing of the Joint Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act, (iv) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 425 under the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; (vi) the filing with The NASDAQ Stock Market of a Notification Form for Listing of Additional Shares with respect to the shares of Buyer Common Stock issuable in connection with the Merger and (vii) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, are not reasonably likely, individually or in the aggregate, to have a Buyer Material Adverse Effect.

          (d)   The affirmative vote of the holders of a majority of the shares of Buyer Common Stock present or represented by proxy and voting at the Buyer Stockholders Meeting is the only vote of the holders of any class or series of the Buyer's capital stock or other securities necessary for approval of the Buyer Voting Proposal and for the consummation by the Buyer of the other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of the Buyer having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Buyer may vote.

          4.4    SEC Filings; Financial Statements; Information Provided.

          (a)   The Buyer has filed all registration statements, forms, reports and other documents required to be filed by the Buyer with the SEC since August 1, 2000 and has made available to the Company copies of all registration statements, forms, reports and other documents filed by the Buyer with the SEC since such date, all of which are publicly available on the SEC's EDGAR system. All such registration statements, forms, reports and other documents (including those that the Buyer may file after the date hereof until the Closing) are referred to herein as the "Buyer SEC Reports." The Buyer SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in the light of the circumstances under which they were made, not misleading.

          (b)   Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Buyer SEC Reports at the time filed

  (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present the consolidated financial position of the Buyer as of the dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Buyer, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The consolidated, unaudited balance sheet of the Buyer as of September 30, 2003 is referred to herein as the "Buyer Balance Sheet."

          (c)   The information in the Registration Statement or in any Regulation M-A Filing (except, in each case, for information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Registration Statement or Regulation M-A Filing, as to which the Buyer makes no representation and which shall not constitute part of the Buyer SEC Reports for purposes of this Agreement), shall not at the time the Registration Statement or any Regulation M-A Filing is filed with the SEC, at any time the Registration Statement is amended or supplemented, or at the time the Registration Statement is declared effective by the SEC (as applicable), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of the Buyer for inclusion in the Joint Proxy Statement/Prospectus (which shall be deemed to include all information about or relating to the Buyer, the Buyer Voting Proposal and the Buyer Stockholders Meeting) shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to stockholders of the Company or the Buyer, or at the time of the Company Stockholders Meeting or the Buyer Stockholders Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement/Prospectus not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting or the Buyer Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any fact or event relating to the Buyer or any of its Affiliates which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus should be discovered by the Buyer or should occur, the Buyer shall promptly inform the Company of such fact or event.

          4.5    Absence of Certain Changes or Events.    Except as disclosed in the Buyer SEC Reports filed prior to the date of this Agreement, since the date of the Buyer Balance Sheet, there has not been any event, change, circumstance, development or effect that, individually or in the aggregate, has had, or is reasonably likely to have, a Buyer Material Adverse Effect.

          4.6    Tax Matters.    To the Buyer's knowledge, after consulting with its independent auditors and tax advisors, neither the Buyer nor any of its Affiliates has taken or agreed to take any action which would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

          4.7    Operations of the Transitory Subsidiary.    The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

          4.8    Opinion of Financial Advisor.    The financial advisor of the Buyer, Legg Mason Wood Walker, Inc., has delivered to the Buyer an opinion dated the date of this Agreement to the effect,

  as of such date, that the Exchange Ratio is fair to the Buyer from a financial point of view, a signed copy of which opinion has been, or will be within three days following the date of this Agreement, delivered to the Company.

          4.9    Intellectual Property.    The Buyer owns or has the right to use pursuant to a valid license, sublicense, agreement or other permission all Intellectual Property that is material to the operation of the Buyer's business as currently conducted. To the knowledge of the Buyer, no third person has asserted any challenge to the validity of the rights of the Buyer in or to any Buyer Intellectual Property and to the knowledge of the Buyer, there is currently no infringement by any third person of any Buyer Intellectual Property. Except as disclosed in the Buyer SEC Reports filed prior to the date of this Agreement, there is no pending or, to the knowledge of the Buyer, threatened action, suit, proceeding or claim by any third person that the operation of the business by the Buyer infringes or otherwise violates any intellectual property of any third person nor, to the knowledge of the Buyer, does any reasonable basis exists for such an action, suit, proceeding or claim.

          4.10    Contracts.    The contracts described in the Buyer SEC Reports filed prior to the date of this Agreement as being in effect on the date hereof that are material to the Buyer are in full force and effect on the date hereof, and the Buyer is not, nor, to the knowledge of the Buyer, is any other party thereto, in breach of or default under any of such contracts, except where such breach or default would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

          4.11    Litigation; Product Liability.    There is no action, suit, proceeding, claim, application, arbitration or investigation pending or, to the knowledge of the Buyer, threatened against or affecting the Buyer that, individually or in the aggregate, has had, or is reasonably likely to have, a Buyer Material Adverse Effect. There are no material judgments, orders, awards or decrees outstanding against the Buyer. No product liability claims have been asserted or, to the knowledge of the Buyer, threatened against the Buyer relating to products or product candidates developed, tested, manufactured, marketed, distributed or sold by the Buyer.

ARTICLE V

CONDUCT OF BUSINESS

          5.1    Covenants of the Company.    Except as set forth on Schedule 5.1 hereto or as consented to in writing by the Buyer, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall act and carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), comply with all applicable laws, rules and regulations, and use reasonable best efforts, consistent with past practices, to maintain and preserve its business organization, assets and properties, keep available the services of its present officers and employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall not, directly or indirectly, do any of the following without the prior written consent of the Buyer:

          (a)   (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent); (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities except, in the case of this clause (C), for the acquisition of shares of Company Common Stock (1) from holders of Company Stock Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Stock Options to the extent required under the terms of such Company Stock Options as in effect on the date hereof; or (2) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of services to the Company;

          (b)   except as permitted by Section 5.1(o), issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or Company Warrants outstanding on the date of this Agreement in accordance with their present terms);

          (c)   amend its certificate of incorporation, by-laws or other comparable charter or organizational documents, except as expressly provided by this Agreement;

          (d)   acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (B) any assets that are material, in the aggregate, to the Company, except purchases of inventory and components in the Ordinary Course of Business;

          (e)   except in the Ordinary Course of Business, sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of the Company;

          (f)    whether or not in the Ordinary Course of Business, sell, dispose of or otherwise transfer any assets material to the Company (including any accounts, leases, contracts or intellectual property or any assets, but excluding the sale or non-exclusive license of products in the Ordinary Course of Business);

          (g)   adopt or implement any stockholder rights plan;

          (h)   except as permitted by Section 6.1, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of the Company;

          (i)    (A) incur or suffer to exist any indebtedness for borrowed money other than such indebtedness which existed as of September 30, 2003 as reflected on the Company Balance Sheet or guarantee any such indebtedness of another person, (B) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (C) make any loans, advances (other than routine advances to employees of the Company in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than the Company or (D) enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company against fluctuations in commodities prices or exchange rates;

          (j)    make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $100,000 in the aggregate for the Company;

          (k)   make any changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

          (l)    (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the Ordinary Course of Business or in accordance with their terms as in effect on the date of this Agreement, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Reports filed prior to the date of this Agreement (to the extent so reflected or reserved against) or incurred since the date of such financial statements in the Ordinary Course of Business, or (B) waive any material benefits of, modify in any adverse respect, fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreements to which the Company is a party;

          (m)  modify, amend or terminate any material contract or agreement to which the Company is party, or knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of the Company;

          (n)   (A) enter into any material contract or agreement or (B) license any material intellectual property rights to or from any third party;

          (o)   except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (A) take any action with respect to, adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (B) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant (except for annual increases of the salaries of non-officer employees in the Ordinary Course of Business), (C) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (D) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, except for the grant of options to purchase Company Common Stock to new hires, which grants shall not exceed 20,000 shares in the aggregate or 3,000 shares to any one person, and which options shall have an exercise price equal to the fair market value of Company Common Stock on the date of grant (determined in a manner consistent with the Company's existing practice for establishing fair market value for option grants) and which options shall otherwise be upon the Company's customary terms), or (F) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

          (p)   make or rescind any Tax election, settle or compromise any Tax liability or amend any Tax return;

          (q)   initiate, compromise or settle any material litigation or arbitration proceeding;

          (r)   open or close any facility or office;

          (s)   fail to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement;

          (t)    fail to pay accounts payable and other obligations in the Ordinary Course of Business;

          (u)   establish any Subsidiary; or

          (v)   authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action which would make any representation or warranty of the Company in this Agreement untrue or incorrect in any material respect, or would materially impair or prevent the satisfaction of any conditions in Article VII hereof.

          5.2    Covenants of the Buyer.    Except as set forth on Schedule 5.2 hereto or as consented to in writing by the Company, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Buyer shall act and carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), comply with all applicable laws, rules and regulations, and use reasonable best efforts, consistent with past practices, to maintain and preserve its business organization, assets and properties, keep available the services of its present officers and employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Buyer shall not, directly or indirectly, do any of the following without the prior written consent of the Company:

          (a)   (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Buyer to its parent) other than pursuant to the terms of the Buyer Certificate of Designation on file with the Secretary of State of the State of Delaware on the date hereof; (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities except, in the case of this clause (C), for the acquisition of shares of Buyer Common Stock (1) from holders of options to purchase shares of Buyer Common Stock (such options the "Buyer Stock Options") in full or partial payment of the exercise price payable by such holder upon exercise of Buyer Stock Options to the extent required under the terms of such Buyer Stock Options as in effect on the date hereof or as increased as contemplated in Section 5.2(b); (2) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of services to the Buyer; or (3) pursuant to the terms of the Buyer Certificate of Designation on file with the Secretary of State of the State of Delaware on the date hereof;

          (b)   issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than (i) the issuance of shares of Buyer Series A preferred stock pursuant to the terms of the Certificate of Designation on file with the Secretary of State of the State of Delaware on the date hereof, (ii) the issuance of shares of Buyer Common Stock upon the exercise of Buyer Stock Options or warrants or other outstanding rights to purchase Buyer Common Stock outstanding on the date of this Agreement in accordance with their present terms, or (iii) pursuant to the contemplated amendments to the 2000 Employee Stock Purchase Plan of the Buyer and the 2000 Amended and Restated Equity Incentive Plan of the Buyer);

          (c)   amend its certificate of incorporation or by-laws (other than pursuant to the contemplated amendment to the terms of the Certificate of Designation to decrease certain specified voting rights of the holders of Series A preferred stock of the Buyer);

          (d)   acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (B) any assets that are material, in the aggregate, to the Buyer, except in licenses of technology and purchases of inventory and components;

          (e)   sell, dispose of or otherwise transfer any material item or items of intellectual property, other than the sale or license of products or technology in the ordinary course of business;

          (f)    enter into a definitive agreement with respect to a merger, consolidation or business combination, or any liquidation or disposition of all or substantially all of the assets or securities of the Buyer; provided that, notwithstanding anything to the contrary herein, Buyer is permitted to negotiate and enter into any confidentiality agreement, non-disclosure agreement, letter of intent or term sheet, or any such similar agreement, in connection with any of the foregoing transactions or events;

          (g)   enter into an agreement with respect to any liquidation or disposition of all or substantially all of the assets or securities of the Buyer;

          (h)   (A) create, incur, assume or suffer to exist any indebtedness, except that the Buyer may incur indebtedness if the amount of indebtedness outstanding at such time (including the indebtedness so incurred) does not exceed (A) $7,000,000 at any time after the warrant to purchase shares of Series A preferred stock of the Buyer has been exercised by the holder thereof or (B) $11,000,000 at any time if the warrant to purchase shares of Series A preferred stock of the Buyer has not been exercised by the holder thereof, (B) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Buyer, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (C) make any loans, advances (other than routine advances to employees of the Buyer in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than the Buyer or (D) enter into any hedging agreement or other financial agreement or arrangement designed to protect the Buyer against fluctuations in commodities prices or exchange rates; make any material changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve; or

          (i)    authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action which would make any representation or warranty of the Buyer in this Agreement untrue or incorrect in any material respect, or would materially impair or prevent the satisfaction of any conditions in Article VII hereof.

          5.3    Confidentiality.    The parties acknowledge that the Buyer and the Company have previously executed a confidentiality agreement, dated as of October 1, 2003 (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein. Notwithstanding anything herein or anything in the Confidentiality Agreement to the contrary, any party to this Agreement or the Confidentiality Agreement and any holder of Company Common Stock (and any employee, representative or other agent of any of these) may disclose to any and all persons, without limitation of any kind, the Tax treatment and Tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other Tax analyses) that are provided to it relating to such Tax treatment and Tax structure, except that (i) Tax treatment and Tax structure shall not include the identity of any existing or future party to this Agreement or any holder of Company Common Stock (or any affiliate of any of these) and (ii) this provision shall not permit disclosure to the extent that nondisclosure is necessary in order to comply with applicable securities laws.

ARTICLE VI

ADDITIONAL AGREEMENTS

          6.1    No Solicitation.

          (a)   No Solicitation or Negotiation. Except as set forth in this Section 6.1, the Company shall not, nor shall it authorize or permit any of its directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, "Representatives") to directly or indirectly:

              (i)  solicit, initiate, encourage or take any other action to facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, including without limitation (A) approving any transaction under Section 203 of the DGCL, (B) approving any person becoming an "interested stockholder" under Section 203 of the DGCL and (C) amending or granting any waiver or release under any standstill or similar agreement with respect to any Company Common Stock; or

             (ii)  enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information with respect to, assist or participate in any effort or attempt by any person with respect to, or otherwise cooperate in any way with, any Acquisition Proposal.

Notwithstanding the foregoing, prior to the adoption of this Agreement at the Company Stockholders Meeting (the "Specified Time"), the Company may, to the extent necessary to act in a manner consistent with the fiduciary obligations of the Company Board, as determined in good faith by the Company Board after consultation with outside counsel, in response to a Superior Proposal that did not result from a breach by the Company of this Section 6.1, and subject to compliance with Section 6.1(c), (x) furnish information with respect to the Company to the person making such Superior Proposal and its Representatives pursuant to a customary confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement and (y) participate in discussions or negotiations (including solicitation of a revised Superior Proposal) with such person and its Representatives regarding any Superior Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.1(a) by any Representative of the Company, whether or not such person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Section 6.1(a) by the Company.

          (b)    No Change in Recommendation or Alternative Acquisition Agreement.    Neither the Company Board nor any committee thereof shall:

              (i)  except as set forth in this Section 6.1, withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to the Buyer or the Transitory Subsidiary, the approval or recommendation by the Company Board or any such committee of this Agreement or the Merger;

             (ii)  cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an "Alternative Acquisition Agreement") constituting or relating to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)); or

            (iii)  adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal.

Notwithstanding the foregoing, the Company Board may, in response to a Superior Proposal that did not result from a breach by the Company of this Section 6.1, withdraw or modify the recommendation by the Company Board or any committee thereof of this Agreement and the Merger, if the Company Board determines in good faith, after consultation with outside counsel, that its fiduciary obligations require it to do so, but only at a time that is prior to the Specified Time and is after the fifth business day following the Buyer's receipt of written notice advising the Buyer that the Company Board desires to withdraw or modify the recommendation due to the existence of a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. Nothing in this Section 6.1 shall be deemed to (A) permit the Company to take any action described in clauses (ii) or (iii) of the first sentence of this Section 6.1(b), or (B) affect any obligation of the Company under this Agreement or (C) limit the Company's obligation to call, give notice of, convene and hold the Company Stockholders Meeting, regardless of whether the Company Board has withdrawn or modified its recommendation of this Agreement and the Merger.

          (c)    Notices to the Buyer; Additional Negotiations.    The Company shall promptly advise the Buyer orally, with written confirmation to follow promptly (and in any event within 24 hours), of any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal, or of any inquiry with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal or inquiry and the identity of the person making any such Acquisition Proposal or inquiry. The Company shall not provide any information to or participate in discussions or negotiations with the person or entity making any Superior Proposal until five business days after the Company has first notified the Buyer of such Acquisition Proposal as required by the preceding sentence. The Company shall (i) keep the Buyer fully informed, on a current basis, of the status and details (including any change to the terms) of any such Acquisition Proposal or inquiry, (ii) provide to the Buyer as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to the Company from any third party in connection with any Acquisition Proposal or sent or provided by the Company to any third party in connection with any Superior Proposal and (iii) if the Buyer shall make a counterproposal, consider and cause its financial and legal advisors to negotiate on its behalf in good faith with respect to the terms of such counterproposal. Contemporaneously with providing any information to a third party in connection with any such Superior Proposal or inquiry, the Company shall furnish a copy of such information to the Buyer.

          (d)    Certain Permitted Disclosure.    Nothing contained in this Section 6.1 or in Section 6.5 shall be deemed to prohibit the Company from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company's stockholders if, in the good faith judgment of the Company Board, based on the opinion of outside counsel, failure to so disclose would be inconsistent with its obligations under applicable law; provided, however, that, except as set forth in Section 6.1(b), in no event shall the Company Board or any committee thereof withdraw or modify, or publicly propose to withdraw or modify, its position with respect to this Agreement or the Merger.

          (e)    Cessation of Ongoing Discussions.    The Company shall, and shall cause its Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. The Company shall use reasonable best efforts to have all copies of all nonpublic information it or its Representatives have distributed on or prior to the date of this Agreement to other potential purchasers returned to the Company as soon as possible.

          (f)    Definitions. For purposes of this Agreement:

            "Acquisition Proposal" means (i) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving the Company, (ii) any proposal for the issuance by the Company of over 10% of its equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 10% of the equity securities or total assets of the Company, in each case other than the transactions contemplated by this Agreement.

            "Superior Proposal" means any unsolicited, bona fide written proposal made by a third party to acquire substantially all the equity securities or assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets, (i) on terms which the Company Board determines in its good faith judgment to be materially more favorable from a financial point of view to the holders of Company Common Stock than the transactions contemplated by this Agreement (based on the written opinion, with only customary qualifications, of a nationally recognized independent financial advisor), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by the Buyer to amend the terms of this Agreement) and (ii) that in the good faith judgment of the Company Board is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, however, that no Acquisition Proposal shall be deemed to be a Superior Proposal if any financing required to consummate the Acquisition Proposal is not committed.

          6.2    Joint Proxy Statement/Prospectus; Registration Statement.

          (a)   As promptly as practicable after the execution of this Agreement, the Buyer, in cooperation with the Company, shall prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement/Prospectus shall be included as a prospectus. Each of the Buyer and the Company shall respond to any comments of the SEC and shall use its respective reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filings, and the Buyer and the Company shall cause the Joint Proxy Statement/Prospectus to be mailed to their respective stockholders at the earliest practicable time after the Registration Statement is declared effective under the Securities Act. Each of the Buyer and the Company shall notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Joint Proxy Statement/Prospectus or any filing pursuant to Section 6.2(b) or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Joint Proxy Statement/Prospectus, the Merger or any filing pursuant to Section 6.2(b). Each of the Buyer and the Company shall use its reasonable best efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus, the Registration Statement or any filing pursuant to Section 6.2(b), the Buyer or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.

          (b)   The Buyer and the Company shall promptly make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

          6.3    Quotation.    The Buyer and the Company each agree to continue the quotation of Buyer Common Stock and Company Common Stock, respectively, on The NASDAQ Stock Market and The Over-The-Counter Bulletin Board, respectively, during the term of this Agreement.

          6.4    Access to Information.    Each of the Buyer and the Company shall afford to the other party's officers, employees, accountants, counsel and other representatives, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel and records and, during such period, each of the Buyer and the Company shall furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties, assets and personnel as the other party may reasonably request. Each of the Buyer and the Company will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger. Without limiting the generality of the foregoing, following the date hereof, subject to applicable law, the Company shall promptly provide to the Buyer copies of: (a) all material operating and financial reports prepared by the Company for the Company's senior management, including (i) copies of the unaudited monthly consolidated balance sheets of the Company and the related unaudited monthly consolidated statements of operations, statements of stockholders' equity and statements of cash flows and (ii) copies of any sales forecast, marketing plans, development plans, discount reports, write off reports, hiring reports and capital expenditure reports prepared for the Company's senior management; (b) any written materials or communications sent by the Company to its stockholders; (c) any material notice, document or other communication sent to any party to any Company Material Contract (other than any communication that relates solely to commercial transactions between the Company and the other party to any such Company Material Contract and that is of the type sent in the ordinary course of business and consistent with past practices).

          6.5    Stockholders Meetings.

          (a)   The Company, acting through the Company Board, shall take all actions in accordance with applicable law, its Certificate of Incorporation and By-laws and the rules of The Over-The-Counter Bulletin Board to promptly and duly call, give notice of, convene and hold as promptly as practicable, and in any event within 45 days after the declaration of effectiveness of the Registration Statement, the Company Stockholders Meeting for the purpose of considering and voting upon the Company Voting Proposal. Subject to Section 6.1(b), to the fullest extent permitted by applicable law, (i) the Company Board shall recommend approval and adoption of the Company Voting Proposal by the stockholders of the Company and include such recommendation in the Joint Proxy Statement/Prospectus, and (ii) neither the Company Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to the Buyer, the recommendation of the Company Board that the Company's stockholders vote in favor of the Company Voting Proposal. Subject to Section 6.1(b), the Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Company Voting Proposal and shall take all other action necessary or advisable to secure the vote or consent of the stockholders of the Company required by the rules of The Over-The-Counter Bulletin Board or the DGCL to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with the

  Buyer, may adjourn or postpone the Company Stockholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to the Company's stockholders or, if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting.

          (b)   The Buyer, acting through the Buyer Board, shall take all actions in accordance with applicable law, its Certificate of Incorporation and By-laws and the rules of The NASDAQ Stock Market to promptly and duly call, give notice of, convene and hold as promptly as practicable after the declaration of effectiveness of the Registration Statement, the Buyer Stockholders Meeting for the purpose of considering and voting upon the Buyer Voting Proposal. To the fullest extent permitted by applicable law, unless the Buyer Board determines in good faith, after consultation with outside counsel, that its fiduciary obligations require it to do otherwise, (i) the Buyer Board shall recommend approval and adoption of the Buyer Voting Proposal by the stockholders of the Buyer and include such recommendation in the Joint Proxy Statement/Prospectus, and (ii) neither the Buyer Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to the Company, the recommendation of the Buyer Board that the Buyer's stockholders vote in favor of the Buyer Voting Proposal. Unless the Buyer Board determines in good faith, after consultation with outside counsel, that its fiduciary obligations require it to do otherwise, the Buyer shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Buyer Voting Proposal and shall take all other action necessary or advisable to secure the vote or consent of the stockholders of the Buyer required by the rules of The NASDAQ Stock Market to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Buyer, after consultation with the Company, may adjourn or postpone the Buyer Stockholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to the Buyer's stockholders or, if as of the time for which the Buyer Stockholders Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of Buyer Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Buyer Stockholders Meeting.

          (c)   The Company shall call, give notice of, convene and hold the Company Stockholders Meeting in accordance with this Section 6.5 and shall submit the Company Voting Proposal to its stockholders for the purpose of acting upon such proposal whether or not (i) the Company Board at any time subsequent to the date hereof determines, in the manner permitted by Section 6.1(b) that the Company Voting Proposal is no longer advisable or recommends that the stockholders of the Company reject such proposal, or (ii) any actual, potential or purported Acquisition Proposal or Superior Proposal has been commenced, disclosed, announced or submitted to the Company.

          (d)   The Buyer shall call, give notice of, convene and hold the Buyer Stockholders Meeting in accordance with this Section 6.5 and shall submit the Buyer Voting Proposal to its stockholders for the purpose of acting upon such proposal whether or not the Buyer Board at any time subsequent to the date hereof determines, in the manner permitted by Section 6.5(b), that the Buyer Voting Proposal is no longer advisable or recommends that the stockholders of the Buyer reject such proposal.

          6.6    Additional Agreements.    The employees of the Company designated in Section 6.6 of the Company Disclosure Schedule have each executed and delivered to the Buyer a non-compete agreement (in a form agreed upon by the Buyer and the Company).

          6.7    Legal Conditions to the Merger.

          (a)   Subject to the terms hereof, including Section 6.7(b), the Company and the Buyer shall each use its reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Buyer in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, and (B) any other applicable law and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and the Buyer shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. The Company and the Buyer shall use their respective reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Joint Proxy Statement/Prospectus and the Registration Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, the Buyer and the Company agree that nothing contained in this Section 6.7(a) shall modify or affect their respective rights and responsibilities under Section 6.7(b).

          (b)   Subject to the terms hereof, the Buyer and the Company agree to cooperate and to use their respective reasonable best efforts to obtain any government clearances or approvals required for Closing under the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively "Antitrust Laws"), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Antitrust Order") that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. The Buyer shall be entitled to direct any proceedings or negotiations with any Governmental Entity relating to any of the foregoing, provided that it shall afford the Company a reasonable opportunity to participate therein. Notwithstanding anything in this Agreement to the contrary, neither the Buyer nor any of its Affiliates shall be under any obligation to (i) make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of the Buyer or any of its Affiliates or the Company or any of its Affiliates or the holding separate of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) or imposing or seeking to impose any material limitation on the ability of the Buyer or any of its Affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) or (ii) take any action under this Section if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger.

          (c)   Each of the Company and the Buyer shall give any notices to third parties and to use their reasonable best efforts to obtain any third party consents related to or required in connection with the Merger that are (A) necessary to consummate the transactions contemplated hereby, (B) disclosed or required to be disclosed in the Company Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, or (C) required to prevent the occurrence of an event that may have a Company Material Adverse Effect or a Buyer Material Adverse Effect prior to or after the Effective Time.

          6.8    Public Disclosure.    Except as may be required by law or stock market regulations, (i) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Buyer and (ii) the Buyer and the Company shall each use its reasonable best efforts to consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement.

          6.9    Section 368(a) Reorganization.    The Buyer and the Company shall each use its reasonable best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code. The parties hereto hereby adopt this Agreement as a plan of reorganization.

          6.10    Affiliate Legends.    Section 6.10 of the Company Disclosure Schedule sets forth a list of those persons who are, in the Company's reasonable judgment, "affiliates" of the Company within the meaning of Rule 145 promulgated under the Securities Act ("Rule 145 Affiliates"). The Company shall notify the Buyer in writing regarding any change in the identity of its Rule 145 Affiliates prior to the Closing Date. The Buyer shall be entitled to place appropriate legends on the certificates evidencing any shares of Buyer Common Stock to be received by Rule 145 Affiliates of the Company in the Merger reflecting the restrictions set forth in Rule 145 promulgated under the Securities Act and to issue appropriate stop transfer instructions to the transfer agent for Buyer Common Stock (provided that such legends or stop transfer instructions shall be removed one year after the Effective Time, upon the request of any holder of shares of Buyer Common Stock issued in the Merger if such holder is not then a Rule 145 Affiliate of the Buyer).

          6.11    NASDAQ Stock Market Listing.    The Buyer shall, if required by the rules of The NASDAQ Stock Market, file with The NASDAQ Stock Market a Notification Form for Listing Additional Shares with respect to the shares of Buyer Common Stock issuable in connection with the Merger.

          6.12    Company Stock Plans and Company Warrants.

          (a)   At the Effective Time, each outstanding Company Stock Option under Company Stock Plans, whether vested or unvested, and the Company Stock Plans themselves, insofar as they relate to outstanding Company Stock Options, shall be assumed by the Buyer and shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under the Company Stock Option immediately prior to the Effective Time, the same number of shares of Buyer Common Stock as the holder of the Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (rounded down to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to the quotient of (y) the aggregate exercise price for the shares of Company Common Stock purchasable pursuant to the Company Stock Option immediately prior to the Effective Time divided by (z) the aggregate number of shares of Buyer Common Stock deemed purchasable pursuant to the Company Stock Option in accordance with the foregoing. Such Company Stock Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section after giving effect to the Merger).

          (b)   As soon as practicable after the Effective Time, the Buyer shall deliver to the participants in the Company Stock Plans an appropriate notice setting forth such participants' rights pursuant to the Company Stock Options, as provided in this Section 6.12.

          (c)   The Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery upon exercise of the Company Stock Options assumed in accordance with this Section. As soon as practicable after the Effective Time, the Buyer shall file a registration statement on Form S-8 (or any successor form) or another appropriate form with respect to the shares of Buyer Common Stock subject to such options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

          (d)   At the Effective Time, by virtue of the Merger, each Company Warrant outstanding immediately prior to the Effective Time shall be automatically assumed by the Buyer and converted into a warrant to acquire, on the same terms and conditions as were applicable under such Company Warrant, the same number of shares of Buyer Common Stock (rounded down to the nearest whole share) as the holder of such Company Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such Company Warrant in full immediately prior to the Effective Time, at a price per share (rounded up to the nearest whole cent) of Buyer Common Stock equal to (A) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Warrant divided by (B) the aggregate number of shares of Buyer Common Stock deemed purchasable pursuant to such Company Warrant in accordance with the foregoing (each, as so adjusted, an "Adjusted Warrant"). Prior to the Effective Time, the Buyer shall take all necessary actions for the assumption of the Company Warrants and their conversion into Adjusted Warrants, including the reservation of Buyer Common Stock in a number at least equal to the number of shares of Buyer Common Stock that will be subject to the Adjusted Warrants.

          (e)   The Company Board shall, prior to or as of the Effective Time, take all necessary actions, pursuant to and in accordance with the terms of Company Stock Plans and the instruments evidencing the Company Stock Options, to provide for the conversion of the (i) Company Stock Options into options to acquire Buyer Common Stock in accordance with this Section and (ii) the Company Warrants into warrants to acquire Buyer Common Stock in accordance with this Section, and that no consent of the holders of the Company Stock Options or Company Warrants is required in connection with such conversion.

          6.13    Stockholder Litigation.    Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall give the Buyer the opportunity to participate in the defense or settlement of any stockholder litigation against the Company or the Company Board relating to this Agreement or any of the transactions contemplated by this Agreement, and shall not settle any such litigation without the Buyer's prior written consent, which will not be unreasonably withheld or delayed.

          6.14    Indemnification.

          (a)   From and after the Effective Time, the Buyer shall, to the fullest extent permitted by law, cause the Surviving Corporation, for a period of six years from the Effective Time, to honor all of the Company's obligations to indemnify and hold harmless each present and former director and officer of the Company (the "Indemnified Parties"), against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the extent that such obligations to indemnify and hold harmless exist on the date of this Agreement.

          (b)   For a period of three years after the Effective Time, the Buyer shall cause the Surviving Corporation to maintain (to the extent available in the market) in effect a directors' and officers' liability insurance policy covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a complete and accurate copy of which has been delivered to the Buyer prior to the date of this Agreement) with coverage in amount and scope at least as favorable to such persons as the Company's existing coverage.

          (c)   The provisions of this Section 6.14 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

          6.15    Notification of Certain Matters.    The Buyer shall give prompt notice to the Company, and the Company shall give prompt notice to the Buyer, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) (i) any representation or warranty of such party contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of the Buyer and the Transitory Subsidiary or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party's obligation to consummate the Merger.

          6.16    Exemption from Liability Under Section 16(b).

          (a)   The Board of Directors of the Buyer, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by the Company Insiders of Buyer Common Stock in exchange for shares of Company Common Stock, and of options to purchase Buyer Common Stock upon assumption and conversion of Company Stock Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.

          (b)   For purposes of this Agreement, "Section 16 Information" means information regarding the Company Insiders and the number of shares of Company Common Stock or other Company equity securities deemed to be beneficially owned by each such Company Insider and expected to be exchanged for Buyer Common Stock, or options to purchase Buyer Common Stock, in each case, in connection with the Merger, which shall be provided by the Company to the Buyer within 10 business days after the date of this Agreement.

          (c)   For purposes of this Agreement, "Company Insiders" means those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act as listed in the Section 16 Information.

ARTICLE VII

CONDITIONS TO MERGER

          7.1    Conditions to Each Party's Obligation To Effect the Merger.    The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

            (a)    Stockholder Approvals.    The Company Voting Proposal shall have been approved and adopted at the Company Stockholders Meeting, at which a quorum is present, by the requisite vote of the stockholders of the Company under applicable law and the Company's Certificate of Incorporation and By-laws. The Buyer Voting Proposal shall have been approved at the Buyer Stockholders Meeting, at which a quorum is present, by the requisite vote of the stockholders of the Buyer under applicable law, the rules of The NASDAQ Stock Market and the Buyer's Certificate of Incorporation and By-laws.

            (b)    Governmental Approvals.    Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur is reasonably likely to have, directly or indirectly, a Buyer Material Adverse Effect or a Company Material Adverse Effect shall have been filed, been obtained or occurred on terms and conditions which would not reasonably be likely to have a Buyer Material Adverse Effect or a Company Material Adverse Effect.

            (c)    Registration Statement; Joint Proxy Statement/Prospectus.    The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose, and no similar proceeding with respect to the Joint Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC or its staff.

            (d)    No Injunctions.    No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

            (e)    NASDAQ.    The Buyer, if required by the rules of The NASDAQ Stock Market, shall have filed with The NASDAQ Stock Market a Notification Form for Listing of Additional Shares with respect to the shares of Buyer Common Stock issuable in connection with the Merger.

          7.2    Additional Conditions to Obligations of the Buyer and the Transitory Subsidiary.    The obligations of the Buyer and the Transitory Subsidiary to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Buyer and the Transitory Subsidiary:

            (a)    Representations and Warranties.    The representations and warranties of the Company set forth in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true and correct (i) as of the date of this Agreement (except in the case of this clause (i), to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) and (ii) as of the Closing Date as though made on and as of the Closing Date (except in the case of this clause (ii), (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (y) for changes contemplated by this Agreement and (z) where the failure to be true and correct (without regard to any materiality, Company Material Adverse Effect or knowledge qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect); and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

            (b)    Performance of Obligations of the Company.    The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

            (c)    Tax Opinion.    The Buyer shall have received a written opinion from Hale and Dorr LLP, counsel to the Buyer, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided that if Hale and Dorr LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Boyer & Ketchand, a professional corporation ("Boyer & Ketchand") renders such opinion to the Buyer (it being agreed that the Buyer and the Company shall each provide reasonable cooperation, including making reasonable representations, to Hale and Dorr LLP or Boyer & Ketchand, as the case may be, to enable them to render such opinion).

            (d)    Third Party Consents.    The Company shall have obtained all consents and approvals of third parties referred to in Section 3.3(b) of the Company Disclosure Schedule.

            (e)    No Restraints.    There shall not be instituted or pending any action or proceeding by any Governmental Entity (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by the Buyer of all or any portion of the business of the Company or of the Buyer or to compel the Buyer to dispose of or hold separate all or any portion of the business or assets of the Company or of the Buyer, (ii) seeking to impose or confirm limitations on the ability of the Buyer effectively to exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation), including the right to vote any such shares on any matters properly presented to stockholders or (iii) seeking to require divestiture by the Buyer of any such shares.

            (f)    Resignations.    The Buyer shall have received copies of the resignations, effective as of the Effective Time, of each director of the Company.

          7.3    Additional Conditions to Obligations of the Company.    The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

            (a)    Representations and Warranties.    The representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement and in any certificate or other writing delivered by the Buyer or the Transitory Subsidiary pursuant hereto shall be true and correct (i) as of the date of this Agreement (except in the case of this clause (i), to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) and (ii) as of the Closing Date as though made on and as of the Closing Date (except in the case of this clause (ii), (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (y) for changes contemplated by this Agreement and (z) where the failure to be true and correct (without regard to any materiality, Buyer Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Buyer Material Adverse Effect); and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

            (b)    Performance of Obligations of the Buyer and the Transitory Subsidiary.    The Buyer and the Transitory Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

            (c)    Tax Opinion.    The Company shall have received the opinion of Boyer & Ketchand, counsel to the Company, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided that if Boyer & Ketchand does not render such opinion, this condition shall nonetheless be deemed satisfied if Hale and Dorr LLP renders such opinion to the Company (it being agreed that the Buyer and the Company shall each provide reasonable cooperation, including making reasonable representations, to Boyer & Ketchand or Hale and Dorr LLP, as the case may be, to enable them to render such opinion).

ARTICLE VIII

TERMINATION AND AMENDMENT

          8.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(i), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after adoption of this Agreement by the stockholders of the Company, the stockholders of the Buyer or the sole stockholder of the Transitory Subsidiary:

          (a)   by mutual written consent of the Buyer, the Transitory Subsidiary and the Company; or

          (b)   by either the Buyer or the Company if the Merger shall not have been consummated by June 1, 2004 (the "Outside Date") (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date); or

          (c)   by either the Buyer or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

          (d)   by either the Buyer or the Company if at the Company Stockholders Meeting (including any adjournment or postponement thereof permitted by this Agreement) at which a vote on the Company Voting Proposal is taken, the requisite vote of the stockholders of the Company in favor of the Company Voting Proposal shall not have been obtained (provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available (i) to any party seeking termination if, at such time, such party is in breach of or has failed to fulfill its obligations under this Agreement or (ii) to the Company, if the failure to obtain the requisite vote has been caused by a breach of a Company Stockholder Agreement by any party thereto other than the Buyer); or

          (e)   by either the Buyer or the Company if at the Buyer Stockholders Meeting (including any adjournment or postponement thereof permitted by this Agreement) at which a vote on the Buyer Voting Proposal is taken, the requisite vote of the stockholders of the Buyer in favor of the Buyer Voting Proposal shall not have been obtained (provided the right to terminate this Agreement under this Section 8.1(e) shall not be available (i) to any party seeking termination if, at such time, such party is in breach of or has failed to fulfill its obligations under this Agreement or (ii) to the Buyer, if the failure to obtain the requisite vote has been caused by a breach of a Buyer Stockholder Agreement by any party thereto other than the Company); or

          (f)    by the Buyer, if: (i) the Company Board (or any committee thereof) shall have failed to recommend approval of the Company Voting Proposal in the Joint Proxy Statement/Prospectus or shall have withdrawn or publicly modified its recommendation of the Company Voting Proposal; (ii) the Company Board (or any committee thereof) shall have failed to reconfirm its recommendation of the Company Voting Proposal within five days after the Buyer requests in writing that the Company Board (or any committee thereof) do so; (iii) the Company Board (or any committee thereof) shall have approved or publicly recommended to the stockholders of the Company an Acquisition Proposal (other than the Merger); (iv) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Buyer or an Affiliate of the Buyer) and the Company Board (or any committee thereof) recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, fails to recommend against acceptance of such offer; (v) the Company shall have materially breached its obligations under Section 6.1 or Section 6.5; or (vi) for any reason the Company shall have failed to hold the Company Stockholders Meeting and submit the Company Voting Proposal to the Company's stockholders by the date which is one business day prior to the Outside Date; or

          (g)   by the Company, if: (i) the Buyer shall have materially breached its obligations under Section 6.5; or (ii) for any reason the Buyer shall have failed to hold the Buyer Stockholders Meeting and submit the Buyer Voting Proposal to the Buyer's stockholders by the date which is one business day prior to the Outside Date; or

          (h)   by the Buyer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied, and (ii) shall not have been cured within 10 days following receipt by the Company of written notice of such breach or failure to perform from the Buyer; or

          (i)    by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Buyer or the Transitory Subsidiary set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) shall not have been cured within 10 days following receipt by the Buyer of written notice of such breach or failure to perform from the Company.

          8.2    Effect of Termination.    In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, the Transitory Subsidiary or their respective officers, directors, stockholders or Affiliates; provided that (i) any such termination shall not relieve any party from liability for any willful breach of this Agreement (which includes, without limitation, the making of any representation or warranty by a party in this Agreement that the party knew was not true and accurate when made) and (ii) the provisions of Sections 3.24, 5.2 and 8.3 and Article IX of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

          8.3    Fees and Expenses.

          (a)   Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided however, that the Company and the Buyer shall share equally all fees and expenses, other than accountants' and attorneys' fees, incurred with respect to the printing, filing and mailing of the Joint Proxy Statement/Prospectus (including any related preliminary materials) and the Registration Statement and any amendments or supplements thereto.

          (b)   The Company shall pay the Buyer up to $625,000 as reimbursement for expenses of the Buyer actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, fees and expenses of the Buyer's counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), in the event of the termination of this Agreement:

              (i)  by the Buyer or the Company pursuant to Section 8.1(b) if the failure to satisfy the conditions set forth in Section 7.2(a), (b), (d) or (f) by the Outside Date shall have resulted in the Closing not occurring;

             (ii)  by the Buyer pursuant to Section 8.1(f); or

            (iii)  by the Buyer pursuant to Section 8.1(h).

        The expenses payable pursuant to this Section 8.3(b) shall be paid by wire transfer of same-day funds within 10 business days after demand therefor following the occurrence of the termination event giving rise to the payment obligation described in this Section 8.3(b).

          (c)   The Company shall pay the Buyer a termination fee of $750,000 in the event of the termination of this Agreement:

              (i)  by the Buyer pursuant to Section 8.1(f); or

             (ii)  by the Buyer or the Company pursuant to Section 8.1(d) if, at or prior to the time of such failure, there shall have been announced an Acquisition Proposal relating to the Company which shall not have been absolutely and unconditionally withdrawn and abandoned.

        Any fee due under this Section 8.3(c) shall be paid by wire transfer of same-day funds within one business day after the date of termination of this Agreement.

          (d)   The Buyer shall pay the Company up to $275,000 as reimbursement for expenses of the Company actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, fees and expenses of the Company's counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), in the event of the termination of this Agreement:

              (i)  by the Company or the Buyer pursuant to Section 8.1(b) as a result of the failure to satisfy the conditions set forth in Section 7.3(a) or (b);

             (ii)  by the Company pursuant to Section 8.1(g); or

            (iii)  by the Company pursuant to Section 8.1(i).

        The expenses payable pursuant to this Section 8.3(d) shall be paid by wire transfer of same-day funds within 10 business days after demand therefor following the occurrence of the termination event giving rise to the payment obligation described in this Section 8.3(d).

          (e)   The Buyer shall pay the Company a termination fee of $750,000 in the event of the termination of this Agreement by the Company pursuant to 8.1(g). The expenses payable pursuant to this Section 8.3(e) shall be paid by wire transfer of same-day funds within 10 business days after demand therefor following the occurrence of the termination event giving rise to the payment obligation described in this Section 8.3(e).

          (f)    The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If one party fails to promptly pay to the other any expense reimbursement or fee due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Fleet Bank, N.A. plus five percent per annum, compounded quarterly, from the date such expense reimbursement or fee was required to be paid. Payment of the fees and expenses described in this Section 8.3 shall not be in lieu of damages incurred in the event of a breach of this Agreement described in clause (i) of Section 8.2.

          8.4    Amendment.    This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of any party, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          8.5    Extension; Waiver.    At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

          9.1    Nonsurvival of Representations and Warranties.    The respective representations and warranties of the Company, the Buyer and the Transitory Subsidiary contained in this Agreement or in any instrument delivered pursuant to this Agreement shall expire with, and be terminated and extinguished upon, the Effective Time. This Section 9.1 shall have no effect upon any other obligations of the parties hereto, whether to be performed before or after the consummation of the Merger.

          9.2    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

(a)	if to the Buyer or the Transitory Subsidiary, to
Genaissance Pharmaceuticals, Inc. Five Science Park New Haven, Connecticut 06511 Attn: Chief Financial Officer
with a copy to:
Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109 Attn: Steven D. Singer, Esq. Telecopy: (617) 526-5000
(b)	if to the Company, to
Lark Technologies, Inc. 9441 W. Sam Houston Parkway South, Suite 103 Houston, Texas 77099 Attn: President
with a copy to:
Boyer & Ketchand Nine Greenway Plaza, Suite 3100 Houston, Texas 77046 Attention: John R. Boyer, Jr. Telecopy: (713) 871-2024

        Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

          9.3    Entire Agreement.    This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

          9.4    No Third Party Beneficiaries.    Except as provided in Section 6.14, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

          9.5    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that the Buyer and/or the Transitory Subsidiary may assign this Agreement to any direct or indirect wholly owned Subsidiary of the Buyer without consent of the Company, provided that the Buyer and/or the Transitory Subsidiary, as the case may be, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

          9.6    Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

          9.7    Counterparts and Signature.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

          9.8    Interpretation.    When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words "include," "includes" or

  "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

          9.9    Governing Law.    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

          9.10    Remedies.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

          9.11    Submission to Jurisdiction.    Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

          9.12    WAIVER OF JURY TRIAL.    EACH OF THE BUYER, THE TRANSITORY SUBSIDIARY AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER, THE TRANSITORY SUBSIDIARY OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

        IN WITNESS WHEREOF, the Buyer, the Transitory Subsidiary and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

GENAISSANCE PHARMACEUTICALS, INC.
By:	/s/ BEN KAPLAN
Title:	SVP & CFO
BROWN ACQUISITION CORP.
By:	/s/ BEN KAPLAN
Title:	SVP
LARK TECHNOLOGIES, INC.
By:	/s/ CARL BALEZENTIS
Title:	CEO

[Agreement and Plan of Merger Signature Page]

Schedule A

Carl W. Balezentis
George W. Britton
David A. Lawson
DC Lawson Trust, David A. Lawson, trustee
SR Lawson Trust, David A. Lawson, trustee
E J Pederson
Peter Boatright
Boatright Family LLC, Peter Boatright, managing member
Heiman Irrevocable Trust, Peter Boatright, trustee

Schedule B

Kevin Rakin
Canaan Equity Partners, Seth Rudnick, M.D., General Partner
Merifin Capital N.V., Christopher Wright, Executive Director
RAM Trading
Ritchie Capital Management, L.L.C.

Exhibit A

[omitted]

Exhibit B

[omitted]

QuickLinks

  Exhibit 2.1
TABLE OF CONTENTS
TABLE OF DEFINED TERMS
ARTICLE I THE MERGER
ARTICLE II CONVERSION OF SECURITIES
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY SUBSIDIARY
ARTICLE V CONDUCT OF BUSINESS
ARTICLE VI ADDITIONAL AGREEMENTS
ARTICLE VII CONDITIONS TO MERGER
ARTICLE VIII TERMINATION AND AMENDMENT
ARTICLE IX MISCELLANEOUS